SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported) November 12, 1997


                         Connecticut Energy Corporation
               (Exact Name of Registrant as Specified in Charter)

           Connecticut                  1-8369                06-0869582
  (State or Other Jurisdiction        (Commission            (IRS Employer
        of Incorporation)             File Number)        Identification No.)


     855 Main Street, Bridgeport, Connecticut                    06604
     (Address of Principal Executive Offices)                  (Zip Code)


     Registrant's telephone number, including area code (800) 760-7776

 --------------------------------------------------------------------------
       (Former Name or Former Address, if Changed Since Last Report)


ITEM 5. OTHER EVENTS

Management's Discussion and Analysis of Financial Condition and Results of Operations

         Connecticut Energy Corporation ("Connecticut Energy" or "Company") and its subsidiaries and their representatives may, from time to time, make written or oral statements, including statements contained in the Company's filings with the Securities and Exchange Commission ("SEC") and in its annual report to shareholders, including its Form 10-K for the fiscal year ended September 30, 1997, which constitute or contain "forward-looking" information as that term is defined in the Private Securities Litigation Reform Act of 1995.
         All statements other than the financial statements and other statements of historical facts included in this annual report to shareholders regarding the Company's financial position and strategic initiatives and addressing industry developments are forward-looking statements. Where, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Factors which could cause actual results to differ materially from those stated in the forward-looking statements may include, but are not limited to, general and specific economic, financial and business conditions; federal and state regulatory, legislative and judicial developments which affect the Company or significant groups of its customers; the impact of competition on the Company's revenue; fluctuations in weather from normal levels; changes in development and operating costs; the availability and cost of natural gas; the availability and terms of capital; exposure to environmental liabilities; the costs and effects of unanticipated legal proceedings; the successful implementation and achievement of internal performance goals; the impact of unusual items resulting from ongoing evaluations of business strategies and asset valuations; and changes in business strategy.

RESULTS OF OPERATIONS

Net Income
         The Company's consolidated net income for the fiscal years ended September 30 is detailed below:

(in thousands, except per share)     1997              1996              1995
-------------------------------------------------------------------------------
Net Income                         $16,441           $15,165           $14,060
-------------------------------------------------------------------------------
Net income per share               $  1.81           $  1.70           $  1.60
-------------------------------------------------------------------------------
Weighted average common
shares outstanding                   9,096             8,924             8,774
-------------------------------------------------------------------------------

         Net income for fiscal 1997 was a record for the Company and increased approximately 8% compared to fiscal 1996. Factors which contributed to increased net income for 1997 included higher firm margins earned by the Company's principal subsidiary, The Southern Connecticut Gas Company ("Southern"), lower operations and maintenance expenses, lower gross earnings and property taxes and lower other interest expense. Partially offsetting these positive impacts on net income were slightly lower interruptible margins and higher costs for depreciation, income taxes and long-term debt interest.
         Net income for 1996 increased approximately 8% compared to 1995. Factors affecting the improved results for 1996 were increased firm margins earned by Southern due to higher usage per customer, customer growth and conversion of nonheating customers to heating customers and lower operations expense. Partially offsetting the benefits of increased margins and lower operations expense were higher costs for depreciation, taxes and interest.

Total Sales and Transportation Volumes
         Southern's total volumes of gas sold and transported were 45,646 MMcf in 1997, which was a 14% increase from 1996. The 1997 level was higher principally due to increases in off-system sales and off-system transportation volumes. Partially offsetting these increases were lower firm sales volumes due to warmer weather and lower volumes for on-system interruptible services due to the competitive price of certain alternate fuels.
         Throughput in 1996 was 19% lower than in 1995 principally because of reductions in interruptible sales, off-system sales and off-system transportation volumes due to colder weather as well as the competitive price of certain alternate fuels. Partially offsetting these decreases were increases in firm sales and transportation volumes.

Firm Sales and Transportation Volumes
         Firm sales and transportation volumes for 1997 were approximately 4% lower compared to 1996. This decrease was principally due to weather that was approximately 7% warmer than 1996. Growth in Southern's customer base and the continued conversions of nonheating customers to heating customers partially offset the overall decrease in this category.
         Firm sales and transportation volumes for 1996 were a record and were approximately 14% higher compared to 1995. This increase was principally due to weather that was approximately 17% colder than 1995, which contributed to higher usage per firm customer. Growth in Southern's firm customer base and the conversion of nonheating customers to heating customers also contributed to the increase in firm sales volumes.

Interruptible Sales and Transportation Volumes
         Margins earned on volumes delivered to interruptible customers vary depending upon the relationship of the market price for alternate fuels to the cost of natural gas and related transportation. Additionally, margins earned, net of gross earnings tax, from on-system interruptible services in excess of an annual target were allocated through a margin sharing mechanism between Southern and its firm customers.
         Beginning June 1, 1996, excess on-system margins earned that would have been returned to Southern's firm customers have been redirected, with Connecticut Department of Public Utility Control ("DPUC") approval, to fund certain economic development and hardship assistance programs. See section entitled "Regulatory Matters" for additional information regarding this DPUC Decision.
         The chart below depicts volumes of gas sold to and transported for on-system interruptible customers, off-system sales volumes and off-system transportation volumes under a special contract with The Connecticut Light and Power Company for its Devon electric generating station as well as gross margin earned and retained due to the margin sharing mechanism on these services for the fiscal years ended September 30:

(dollars in thousands)               1997              1996             1995
-------------------------------------------------------------------------------
Gross margin earned                $12,872           $12,674           $13,702
-------------------------------------------------------------------------------
Gross margin retained              $ 7,242           $ 7,643           $ 7,390
-------------------------------------------------------------------------------
Volumes sold and transported (MMcf) 23,794            17,211            29,680
-------------------------------------------------------------------------------

         Gross margin earned by Southern in 1997 was higher than in 1996 principally due to increased off-system sales and off-system transportation activity. Lower margin retained for 1997 was principally due to the change in the sharing mechanism for certain off-system services as of April 1, 1996 which increased the allocation of margins to be returned to firm customers from 50% to 85%.
         Gross margin retained by Southern was higher for 1996 compared to 1995 principally due to the absence of allocating margins earned to recover previously deferred transition costs.

Gross Margin
         The Company's gross margin in 1997 was relatively unchanged compared to 1996. Firm margins, which were a record for the Company, were attributed to growth in Southern's customer base, but were partially offset by lower interruptible margins retained as well as lower revenues earned from bailment activities.
         The Company's gross margin increased approximately 3% for 1996 compared to 1995. This increase was principally due to higher margins earned from firm sales and services and higher margins retained from interruptible sales and services.
         Southern's firm rates include a Weather Normalization Adjustment clause ("WNA") which allows Southern to charge or credit the non-gas portion of its firm rates to reflect deviations from normal weather. Because weather during 1997 was approximately 3% warmer than normal, the operation of the WNA collected approximately $2,252,000 from firm customers compared to a return of approximately $2,771,000 to firm customers in fiscal 1996.
         Southern's firm sales rates also include a Purchased Gas Adjustment clause ("PGA") which allows Southern to flow back to its customers, through periodic adjustments to amounts billed, increased or decreased costs incurred for purchased gas compared to base rate levels without affecting gross margin. Adjustments related to Southern's PGA increased revenues and gas costs for 1997 and 1996 by approximately $6,206,000 and $6,717,000, respectively, and decreased revenues and gas costs for 1995 by approximately $3,756,000.

Operations Expense
         Operations expense was approximately 2% lower in 1997 compared to 1996. This decrease was principally due to lower costs for labor, pensions, postretirement health care and regulatory commission expense, increased rates for service on customer premises and a lower insurance reserve for general claims. Additionally, a higher provision for uncollectibles in 1997 was more than offset by lower amortizations related to Southern's certified hardship forgiveness program due to the conclusion of the amortization period as of December 31, 1996. The overall decrease in operations expense in 1997 was partially offset by increases in costs incurred for outside services, insurance premiums and the recently established Restricted Stock Award Plan.
         Operations expense was approximately 3% lower in 1996 compared to 1995. This decrease was principally due to lower costs for labor, increased rates for service on customer premises and lower pension and postretirement health care costs. Partially offsetting these positive effects on operations expense was an increase in regulatory commission expense.
         In December 1992, the DPUC allowed Southern to defer certain shortfalls in energy assistance funding from various state and federal agencies related to the 1991/92 and 1992/93 heating seasons. The DPUC's action positively impacted Southern's provision for uncollectible accounts for 1993. Southern has been allowed to recover these costs as well as deferred costs associated with Southern's certified hardship forgiveness program beginning January 1994. Accordingly, included in operations expense for 1997, 1996 and 1995 was approximately $1,619,000, $2,987,000 and $2,987,000, respectively, related to these amortizations.

Depreciation Expense
         Depreciation expense for Southern has increased in each of the last three years because of additions to plant in service.

Federal and State Income Taxes
         The total provision for federal and state income taxes increased approximately 17% in 1997 compared to 1996 primarily due to higher pre-tax income.
         The total provision for federal and state income taxes increased approximately 2% in 1996 compared to 1995 primarily due to higher pre-tax income. Although pre-tax income was higher in fiscal 1996, the benefits related to the current deductibility of conservation program expenses, uncollectible accounts and various employee benefit plan contributions caused the effective tax rate to be slightly lower than in fiscal 1995.

Municipal, Gross Earnings and Other Taxes
         Municipal, gross earnings and other taxes decreased approximately 9% in 1997 compared to 1996. This decrease was primarily due to lower gross earnings taxes as a result of lower revenues and a lower provision for property taxes because of the establishment of a lower mill rate in the city of New Haven, Connecticut.
         Municipal, gross earnings and other taxes increased approximately 10% in 1996 compared to 1995. This increase was principally due to a higher provision for property taxes, higher gross earnings taxes due to higher revenues and higher sales and use taxes.

Other (Income) Deductions, Net
         Other income for 1997 was higher compared to 1996 primarily due to the receipt of approximately $974,000 in interest income from one of Southern's interstate pipeline suppliers related to Southern's prepayment of transition costs associated with the Federal Energy Regulatory Commission's Order No. 636 and the recognition of a payment received in connection with a newly formed subsidiary joint venture. See section entitled "Investing Activities" for additional information regarding this new joint venture.

Interest Expense
         Total interest expense increased approximately 6% in 1997 compared to 1996. Higher long-term debt costs for 1997 were associated with the issuance of $20,000,000 in secured Medium-Term Notes ("MTN") in August 1996. Higher short-term debt costs due to higher average short-term borrowings and higher short-term interest expense on pipeline refunds not yet returned to firm customers were more than offset by lower short-term interest expense on deferred gas cost balances.
         Total interest expense increased approximately 5% in 1996 compared to 1995. Higher long-term debt costs for 1996 were associated with the MTN issuance. Additionally, interest costs associated with higher average short-term borrowings, deferred gas costs and the operation of the margin sharing mechanism contributed to this increase.
         The Company borrows short-term funds at the most competitive rates by utilizing commercial paper and bank borrowings at money market rates. Short-term interest rates averaged 5.71% in 1997 compared to 5.81% in 1996 and 5.99% in 1995.

Inflation
         Inflation as measured by the Consumer Price Index for all urban consumers was approximately 2.7%, 2.8% and 2.8% for 1997, 1996 and 1995, respectively. Operations and maintenance expenses increase as a result of inflation, as does depreciation expense due to higher replacement costs of plant and equipment. As a regulated utility, Southern's increases in expenses are generally recoverable from customers through rates approved by the DPUC. In management's opinion, inflation has not had a material impact on net income and the results of operations over the last three years.

Regulatory Matters
         Effective April 1, 1996, the DPUC deregulated the sale of natural gas to firm commercial and industrial gas customers in Connecticut by giving these customers an option to purchase natural gas from independent brokers or marketers. Commercial and industrial customers electing to purchase natural gas in this manner pay a DPUC - approved firm transportation rate to the local gas distribution company ("LDCs") for the use of its distribution system.
         On August 21, 1997, the DPUC initiated a generic docket, Docket No. 97-07-11, DPUC Generic Investigation into Issues Associated with the Unbundling of Natural Gas Services by Connecticut Local Distribution Companies, to investigate issues associated with the unbundling of natural gas firm sales and transportation services by LDCs in Connecticut, including Southern. The DPUC intends to conduct this proceeding in two phases. The first phase will address issues relating to firm transportation service in its present form regarding delivery of sales and transportation service by LDCs and marketers. Depending on the findings for this phase, the DPUC may reopen a particular LDC's last rate case to consider any proposed changes to its respective tariffs and rates. The second phase of this proceeding will investigate such issues as residential unbundling, codes of conduct for LDCs and marketers and public policy issues.
         Southern, in accordance with Connecticut statutes, will undergo a periodic review of rates and services by the DPUC commencing in or after December 1997 if it does not file for a rate increase. A periodic review entails a complete review by the DPUC of Southern's financial and operating records. Public hearings will be held to determine whether the current rates are unreasonably discriminatory or more or less than just, reasonable and adequate. If Southern determines that a rate increase is required, a general rate case will be filed in lieu of a rate review.
         In February 1997, the Company and Southern requested a reopening of a DPUC Decision dated December 13, 1978, Docket No. 77-08-28, Application of The Southern Connecticut Gas Company for Approval of Corporate Reorganization and Merger and Formation of a Holding Company, for the purpose of addressing changed conditions in the Company's operations since 1978, which include the dissolution of certain subsidiaries and deregulation of the natural gas marketplace resulting from recent federal and state regulatory actions. On May 21, 1997, the DPUC issued a Decision in the reopened docket. The Decision modified or eliminated several conditions relating to the Company's nonregulated subsidiaries. The Company believes those subsidiaries will now have more flexibility to compete in the rapidly changing energy market on both a financial and operational basis.
         On April 23, 1997, the DPUC issued a final Decision in Docket No. 96-01-28, DPUC Review of the Purchased Gas Adjustment Clause. In this docket, the DPUC conducted a review to determine what modifications, if any, should be made to the PGA clause utilized by Connecticut's three LDCs. This review was conducted to consider the impact of deregulation on the gas industry. In its Decision, the DPUC determined that the PGA clause should continue because it has been found to be an effective tool in controlling volatility in earnings resulting from the instability of gas prices.
         On August 21, 1996, the DPUC issued a final Decision in Docket No. 96-04-30, Application of The Southern Connecticut Gas Company to Dispose of a Portion of Its Plant and Equipment. The DPUC approved certain proposals made by Southern regarding the operation of its liquefied natural gas ("LNG") tank and related facilities, which include the sublease of the LNG tank and related facilities from Southern to its nonregulated affiliate, CNE Energy Services Group, Inc. ("CNE Energy"), which would, in turn, sublease the LNG facility to Total Peaking Services, L.L.C. ("TPS"). The members of TPS are CNE Energy and PanEnergy Plus Milford Ventures Company, a wholly-owned subsidiary of EnergyPlus Ventures Company which, in turn, was a wholly-owned subsidiary of PanEnergy Corp. (now Duke Energy Corporation).
         The DPUC granted approval to move the LNG facility out of Southern and into an unregulated venture. However, federal approval necessary to finalize this venture and commence interstate operations is still pending.
         Pursuant to Southern's 1993 rate order, which incorporated the provisions of the previously approved Partial Settlement of Certain Issues ("Partial Settlement"), a target margin, net of gross earnings tax, was established for on-system sales and transportation to Southern's interruptible customers. Margins collected in excess of this target were shared between customers and Southern on an 80%/20% split.
         In January 1996, Southern requested a reopening of the 1993 rate proceeding to propose a plan to redirect excess on-system margins to be returned to ratepayers for calendar years 1996, 1997 and 1998 to fund certain economic development initiatives in Bridgeport ("BEDI") and to provide grants to customers to reduce Southern's current hardship assistance balances ("HAB"). Southern estimated that margins to be collected over the proposed three-year period would be approximately $14,000,000, which would be divided equally between BEDI and HAB. Southern's proposal related to the BEDI included job training and services, certain loan subsidies and health promotion outreach services. Redirection of ratepayer margins for HAB would benefit Southern's hardship customers by reducing their accounts receivable arrearages and would benefit Southern by reducing its provision for uncollectibles for such accounts.
         On April 26, 1996, the DPUC issued a final Decision regarding Southern's proposal. The DPUC effectively approved Southern's proposal with certain modifications in the direction of BEDI funding initiatives, the imposition of a cap of $6,000,000 per year of ratepayer margins to be split equally between BEDI and HAB and certain implementation and status reporting requirements.

Recent Accounting Developments
         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which will be effective for the interim period ending December 31, 1997. This statement establishes standards for the computation and presentation of earnings per share ("EPS") by all entities with publicly held common stock or potential common stock. The statement replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The adoption of SFAS 128 is required by October 1, 1997, and the Company intends to adopt this statement prospectively. The impact of this standard is not expected to have a material effect on the Company's reported EPS.

LIQUIDITY AND CAPITAL RESOURCES

Operating Activities
         The seasonal nature of Southern's business creates large short-term cash demands primarily to finance gas purchases, customer accounts receivable and certain tax payments. To provide these funds, as well as funds for capital expenditure programs and other corporate purposes, Connecticut Energy and Southern have credit lines with a number of banks as detailed below:

                                                         Shared
                    Connecticut                     Connecticut
                         Energy      Southern   Energy/Southern         Total
-------------------------------------------------------------------------------
Committed Lines      $5,000,000   $32,000,000       $20,000,000   $57,000,000
Uncommitted Lines            --   $10,000,000       $10,000,000   $20,000,000

         At September 30, 1997, the Company had unused lines of credit of $45,600,000. Because of the availability of short-term credit and the ability to issue long-term debt and additional equity, management believes it has adequate financial flexibility to meet its anticipated cash needs.
         Operating cash flows for 1997 were higher compared to 1996. The increase was principally due to lower accounts receivable balances due to warmer weather and more aggressive collection efforts, the receipt of pipeline refunds which are in the process of being returned to customers, lower inventory balances and higher comparative balances of deferred credits. Partially offsetting the overall increase in operating cash flows was the effect of warmer weather on the operation of the PGA and lower accounts payable balances.
         Operating cash flows for 1996 compared to 1995 were negatively impacted by higher accounts receivable, inventory, prepaid pension, postretirement health care and deferred certified hardship customer arrearage balances as well as lower balances related to Southern's interruptible margin sharing mechanism. These items were partially offset by higher net income and higher accounts payable, accrued tax and refundable purchased gas cost balances.

Investing Activities
         Capital expenditures approximated $28,443,000 in 1997, $25,200,000 in 1996 and $27,600,000 in 1995. Capital expenditures for 1997 were approximately 13% higher compared to 1996 due to the impact of less severe winter weather on construction activity. Southern relies upon cash flows provided by operating activities to fund a portion of these expenditures, with the remainder funded by short-term borrowings and, at some later date, long-term debt and capital stock financings. Capital expenditures in 1998 will approximate $33,300,000. Approximately $22,800,000 of budgeted capital expenditures has been allocated to Southern, of which approximately 28% is earmarked for new business. The majority of Southern's remaining planned capital expenditures are to improve, protect and maintain its existing gas distribution system. Over the 1998-2002 period, it is estimated that total expenditures for new plant and equipment will range between $110,000,000 and $130,000,000.
         In September 1997, the Company's nonutility subsidiary, CNE Energy, formed a joint venture with Delmarva Power & Light Company's bulk energy group. The alliance was formed to sell natural gas, electricity, fuel oil and other services in New York and New England. The new energy marketing and sales company will operate under the name Conectiv/CNE Energy Services, LLC ("Conectiv/CNE"). In addition to selling energy products, Conectiv/CNE will market a full range of energy-related planning, financial, operational and maintenance services to commercial, industrial and municipal customers located in New York and New England. This alliance replaces the joint venture between CNE Energy and Louis Dreyfus Energy Corp. which was terminated on August 31, 1997.
         In September 1997, Southern announced it will construct the distribution facilities needed to transport natural gas from a gate station in Stratford, Connecticut to a new 520 megawatt electric generating plant located approximately ten miles away at the site of United Illuminating Company's Bridgeport Harbor Station. Included in the Company's 1998 capital expenditures budget is approximately $8,500,000 for this construction. When completed, the gas turbine plant will be the largest nonnuclear generating plant in Connecticut and will have the capacity to provide enough electricity to service up to 260,000 homes. Final contract negotiations with Duke Energy Trading and Marketing, LLC are still ongoing. Once completed, the contract will be submitted to the DPUC for review and approval.
         In August 1997, the Company's nonutility subsidiary, CNE Venture-Tech, Inc. ("CNE Venture-Tech"), made an initial investment in the Nth Power Technologies Fund I ("Nth Power") as a limited partner. Nth Power's venture capital fund invests in companies that produce or market technologically advanced, innovative energy-related products. Participation in the fund may provide business opportunities to its limited partners. CNE Venture-Tech is committed to invest up to $5,000,000 in the fund over the next three years.

Financing Activities
         Financing plans for 1998 include a proposed sale to the public of up to 1,035,000 shares of common stock. The proceeds of this sale will be used for the repayment of short-term debt and for other general corporate purposes. The method, timing and amounts of any future financings by the Company or its subsidiaries will depend on a variety of factors, including capitalization ratios, coverage ratios, interest costs, the state of the capital markets and general economic conditions.
         Southern initiated an MTN program in fiscal 1996, which was approved by the DPUC. The program permits the issuance, from time to time, of up to $75,000,000 of secured MTNs over a four-year period in varying amounts and with varying terms. Proceeds from the sale of the MTNs will be used to reduce short-term borrowings incurred primarily in connection with Southern's capital expenditure program and for other general corporate purposes. On August 1, 1996, Southern made its first issuance and sale under the program of $20,000,000 in MTNs at a weighted average rate of 7.84%.
         As of June 1996, the quarterly dividend paid per share on the Company's common stock was increased to $0.33 per share, or an annual indicated dividend rate of $1.32 per share.
         In response to the competitive forces and regulatory changes being faced by the Company, the Company has from time to time considered, and expects to continue to consider, various strategies designed to enhance its competitive position. These strategies may include business combinations with other companies as well as acquisitions of related or unrelated businesses. The Company may, from time to time, be engaged in preliminary discussions regarding one or more of these potential strategies. No assurances can be given as to whether any potential transaction of the type described may actually occur, or as to the ultimate effect thereof on the financial condition or competitive position of the Company.

Environmental Matters
         Southern has identified coal tar residue at three sites in Connecticut resulting from coal gasification operations conducted at those sites by Southern's predecessors from the late 1800s through the first part of this century. Many gas distribution companies throughout the country carried on such gas manufacturing operations during the same period. The coal tar residue is not designated a hazardous material by any federal or Connecticut agency, but some of its constituents are classified as hazardous.
         On April 27, 1992, Southern notified the Connecticut Department of Environmental Protection ("DEP") and the United States Environmental Protection Agency of the presence of coal tar residue at the sites. On November 9, 1994, the DEP informed Southern that it had performed a preliminary review of the information provided to it by Southern and had determined that, based on current priorities and limited staff resources, a comprehensive review of site conditions and subsequent participation by the DEP "are not possible at this time."
         On September 8, 1997, Southern received a letter from the DEP informing it that the three sites had been entered on the Connecticut Inventory of Hazardous Waste Sites. The letter states that the site located on Pine Street in Bridgeport, Connecticut may be of particular interest to the state of Connecticut because of its proximity to the Connecticut Department of Transportation expansion project of the U.S. Highway Route Number 95 Corridor. Placement of the sites on the Inventory of Hazardous Waste Sites means that the DEP may pursue remedial action pursuant to the Connecticut General Statutes.
         Each site is located in an area that permits Southern to voluntarily perform any remedial action. Connecticut law also allows Southern to retain a Licensed Environmental Professional to conduct further environmental assessments and, if necessary, to develop remedial action plans in accordance with Connecticut Remediation Standard Regulations. Southern intends to confer with officials of the DEP and the Department of Transportation to establish priorities in connection with the environmental assessments.
         Management cannot at this time predict the costs of any future site analysis and remediation, if any, nor can it estimate when any such costs, if any, would be incurred. While such future analytical and cleanup costs could possibly be significant, management believes, based upon the provisions of the Partial Settlement in Southern's most recent rate order and regulatory precedent with other LDCs in Connecticut, that Southern will be able to recover these costs through its customer rates. Although the method, timing and extent of any recovery remain uncertain, management currently does not expect that the incurrence of such costs will materially adversely impact the Company's financial condition or results of operations.

Connecticut Energy Corporation
Consolidated Statements of Income
(dollars in thousands, except per share)


Years ended September 30,                1997          1996             1995
------------------------------------------------------------------------------
Operating Revenues                   $252,008        $261,093         $232,093
Purchased gas                         132,672         141,628          115,583
------------------------------------------------------------------------------
Gross margin                          119,336         119,465          116,510
------------------------------------------------------------------------------
Operating Expenses:
   Operations                          46,773          47,821           49,113
   Maintenance                          3,579           3,784            3,743
   Depreciation                        15,774          14,752           14,050
   Federal and state income taxes       8,935           7,606            7,436
   Municipal, gross earnings and
     other taxes                       15,386          16,838           15,282
------------------------------------------------------------------------------
Total operating expenses               90,447          90,801           89,624
------------------------------------------------------------------------------
Operating income                       28,889          28,664           26,886
------------------------------------------------------------------------------
Other (income) deductions, net         (1,229)            546              519
------------------------------------------------------------------------------
Interest Expense:
   Interest on long-term debt and
     amortization of debt issue costs  12,321          11,065           10,859
   Other interest, net                  1,356           1,888            1,448
------------------------------------------------------------------------------
Total interest expense                 13,677          12,953           12,307
------------------------------------------------------------------------------
Net Income                           $ 16,441        $ 15,165         $ 14,060
------------------------------------------------------------------------------
Net income per share                 $   1.81        $   1.70         $   1.60
------------------------------------------------------------------------------
Dividends paid per share             $   1.32        $   1.31         $   1.30
------------------------------------------------------------------------------
Weighted average common shares
   outstanding                      9,095,521       8,924,299        8,773,878
------------------------------------------------------------------------------

See notes to consolidated financial statements.

Connecticut Energy Corporation
Consolidated Balance Sheets
(dollars in thousands, except per share)


As of September 30,                                           1997       1996
-------------------------------------------------------------------------------
Assets
Utility Plant:
   Plant in service, at cost                                $396,263   $372,776
   Construction work in progress                               3,412      3,333
-------------------------------------------------------------------------------
Gross utility plant                                          399,675    376,109
Less: accumulated depreciation                               130,553    118,348
-------------------------------------------------------------------------------
Net utility plant                                            269,122    257,761
Nonutility property, net                                       3,343      2,804
-------------------------------------------------------------------------------
Net utility plant and other property                         272,465    260,565
-------------------------------------------------------------------------------
Current Assets:
   Cash and cash equivalents                                   6,644      5,121
   Accounts and notes receivable (less allowance for doubtful
     accounts of $2,948 in 1997 and $2,742 in 1996)           29,179     30,873
   Accrued utility revenues, net                               2,541      2,608
   Unrecovered purchased gas costs                             5,523         --
   Inventories                                                12,606     15,331
   Prepaid expenses                                            4,067      1,841
-------------------------------------------------------------------------------
Total current assets                                          60,560     55,774
-------------------------------------------------------------------------------
Deferred Charges and Other Assets:
   Unamortized debt expenses                                   6,038      6,238
   Unrecovered deferred income taxes                          42,929     41,435
   Other                                                      42,289     35,216
-------------------------------------------------------------------------------
Total deferred charges and other assets                       91,256     82,889
-------------------------------------------------------------------------------
Total assets                                                $424,281   $399,228
-------------------------------------------------------------------------------
Capitalization and Liabilities
Common Shareholders' Equity:
   Common stock -- par value $1 per share:
     authorized -- 20,000,000 shares;
     issued and outstanding -- 9,172,468 in 1997;
     9,012,267 in 1996                                      $  9,172   $  9,012
   Capital in excess of par value                             94,540     91,079
   Unearned compensation                                      (1,068)        --
   Retained earnings                                          42,297     37,870
   Adjustment for minimum pension liability
     (net of income taxes)                                      (427)        --
-------------------------------------------------------------------------------
Total common shareholders' equity                            144,514    137,961
-------------------------------------------------------------------------------
Redeemable Preferred Stock                                        --         --
Long-Term Debt                                               134,073    138,727
-------------------------------------------------------------------------------
Total capitalization                                         278,587    276,688
-------------------------------------------------------------------------------
Current Liabilities:
   Short-term borrowings                                      31,400     19,200
   Current maturities of long-term debt                        4,654        595
   Accounts payable                                           12,609     14,250
   Federal, state and deferred income taxes                    5,017      2,424
   Property and other accrued taxes                            4,567      5,555
   Interest payable                                            3,499      3,569
   Customers' deposits                                         1,718      1,826
   Refundable purchased gas costs                                 --        520
   Refunds due customers                                       2,627        202
   Other                                                       3,892      3,545
-------------------------------------------------------------------------------
Total current liabilities                                     69,983     51,686
-------------------------------------------------------------------------------
Deferred Credits:
   Deferred income taxes                                      64,917     62,112
   Deferred investment tax credits                             2,976      3,269
   Other                                                       7,818      5,473
-------------------------------------------------------------------------------
Total deferred credits                                        75,711     70,854
-------------------------------------------------------------------------------
Commitments and contingencies                                     --         --
-------------------------------------------------------------------------------
Total capitalization and liabilities                        $424,281   $399,228
-------------------------------------------------------------------------------

See notes to consolidated financial statements.

Connecticut Energy Corporation
Consolidated Statements of Changes in Common Shareholders' Equity
(dollars in thousands, except per share)


                                                                                                        Adjust-        Total
                                                                                                       ment for       Common
                                          Common Stock       Capital in     Unearned                    Minimum       Share-
                                        Number       Par      Excess of      Compen-     Retained       Pension     holders'
                                     of Shares     Value      Par Value       sation     Earnings     Liability       Equity
----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1994        8,700,266    $8,700        $85,265           --     $ 31,754            --     $125,719
Issuance through dividend
   reinvestment plan                   164,944       165          3,030           --           --            --        3,195
Net income                                   --       --             --           --       14,060            --       14,060
Dividends paid on common stock
   ($1.30 per share)                         --       --             --           --      (11,413)           --      (11,413)
----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1995         8,865,210   $8,865        $88,295           --     $ 34,401            --     $131,561
Issuance through dividend
   reinvestment plan                    147,057      147          2,784           --           --            --        2,931
Net income                                   --       --             --           --       15,165            --       15,165
Dividends paid on common stock
   ($1.31 per share)                         --       --             --           --      (11,696)           --      (11,696)
----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1996         9,012,267   $9,012        $91,079           --     $ 37,870            --     $137,961
Issuance through dividend
   reinvestment plan                    107,054      107          2,205           --           --            --        2,312
Issuance through restricted
   stock award plan and non-
   employee director stock plan          53,147       53          1,256           --           --            --        1,309
Unearned compensation                        --       --             --      $(1,068)          --            --       (1,068)
Net income                                   --       --             --           --       16,441            --       16,441
Dividends paid on common stock
   ($1.32 per share)                         --       --             --           --      (12,014)           --      (12,014)
Adjustment for minimum
   pension liability
   (net of income taxes)                     --       --             --           --           --         $(427)        (427)
----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1997         9,172,468   $9,172        $94,540      $(1,068)    $ 42,297         $(427)    $144,514
----------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

Connecticut Energy Corporation
Consolidated Statements of Cash Flows
(dollars in thousands)


Years ended September 30,                           1997       1996        1995
-------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net income                                     $16,441    $15,165    $14,060
Adjustments to Reconcile Net Income to Net Cash:
   Depreciation and amortization                   16,704     15,747     14,985
   Provision for losses on accounts receivable      7,297      6,549      6,548
(Increase) Decrease in Assets:
   Accounts and notes receivable                   (5,603)   (13,966)    (6,306)
   Accrued utility revenues, net                       67         67        (45)
   Unrecovered purchased gas costs                 (5,523)     2,972      1,551
   Inventories                                      2,725     (2,216)     1,563
   Prepaid expenses                                (2,607)       140       (400)
   Unamortized debt expenses                          (42)      (383)        (7)
   Deferred charges and other assets               (5,593)    (6,229)    (1,860)
Increase (Decrease) in Liabilities:
   Accounts payable                                (1,641)     4,664     (1,300)
   Accrued taxes                                    1,605        577     (1,452)
   Refundable purchased gas costs                    (520)       520         --
   Other current liabilities                        2,594       (293)        82
   Deferred income taxes and investment tax credits 1,303      1,743      2,627
   Deferred credits and other liabilities           1,611     (2,635)     4,323
-------------------------------------------------------------------------------
Net cash provided by operating activities          28,818     22,422     34,369
-------------------------------------------------------------------------------
Cash Flows from Investing Activities:
   Capital expenditures                           (28,504)   (25,251)   (27,641)
   Contributions in aid of construction                61         71         32
   Proceeds from (payments for) retirement
     of utility plant                                 462       (487)      (390)
   Energy ventures                                 (1,458)    (1,910)        --
   Other                                               --         --         40
-------------------------------------------------------------------------------
Net cash used by investing activities             (29,439)   (27,577)   (27,959)
-------------------------------------------------------------------------------
Cash Flows from Financing Activities:
   Dividends paid on common stock                 (12,014)   (11,696)   (11,413)
   Issuance of common stock                         2,553      2,931      3,195
   Issuance of long-term debt                          --     20,000         --
   Repayments of long-term debt                      (595)      (594)      (594)
   Increase (decrease) in short-term borrowings    12,200     (5,000)     5,400
-------------------------------------------------------------------------------
Net cash provided (used) by financing activities    2,144      5,641     (3,412)
-------------------------------------------------------------------------------
Net increase in cash and cash equivalents           1,523        486      2,998
Cash and cash equivalents at beginning of year      5,121      4,635      1,637
-------------------------------------------------------------------------------
Cash and cash equivalents at end of year          $ 6,644    $ 5,121    $ 4,635
-------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information
Cash Paid During the Year for:
   Interest                                       $14,200    $12,228    $11,701
   Income taxes                                   $ 5,041    $ 6,625    $ 6,636
Supplemental Schedule of Noncash
Investing and Financing Activities:
   In the year ended September 30, 1997, 52,247 shares of unregistered common stock were issued pursuant to the Company's 1997 Restricted Stock Award Plan and
900 shares of unregistered common stock were issued pursuant to the Non-Employee
Director Stock Plan.

See notes to consolidated financial statements.

Connecticut Energy Corporation
Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

Note 1 -- Summary of Significant Accounting Policies
General
         Connecticut Energy Corporation's ("Connecticut Energy" or "Company") consolidated financial statements include the accounts of all subsidiary companies, and all significant intercompany transactions and accounts have been eliminated. Certain prior year amounts have been reclassified to conform with the current format of financial statement presentation.
         The Company's principal subsidiary, The Southern Connecticut Gas Company ("Southern"), is subject to regulation by the Connecticut Department of Public Utility Control ("DPUC") with respect to rates charged for service and the maintenance of accounting records, among other things. Southern's accounting policies conform to generally accepted accounting principles ("GAAP") as applied to regulated public utilities and are in accordance with the accounting requirements and ratemaking practices of the DPUC.
         In preparing the financial statements in conformity with GAAP, the Company uses estimates. Estimates are disclosed when there is a reasonable possibility for change in the near term. For this purpose, near term is defined as a period of time not to exceed one year from the date of the financial statements. The Company's financial statements have been prepared based on management's estimates of the impact of regulatory, legislative and judicial developments on the Company or significant groups of its customers. The recorded amounts of certain accruals, reserves, deferred charges and assets could be materially impacted if circumstances change which affect these estimates.

Line of Business
         Connecticut Energy is a public utility holding company primarily engaged in the retail distribution of natural gas for residential, commercial and industrial uses through its utility subsidiary, Southern.
         In fiscal 1995, the Company formed two nonutility subsidiaries, CNE Development Corporation ("CNE Development") and CNE Energy Services Group, Inc. ("CNE Energy"). CNE Development is an equity holder in an entity formed to purchase and market natural gas and may potentially participate in other nonregulated activities; CNE Energy engages in activities relating to the selling, planning, purchasing and management of various energy services to commercial and industrial end users. In September 1997, CNE Energy formed a joint venture with Delmarva Power & Light Company's bulk energy group. The alliance was formed to sell natural gas, electricity, fuel oil and other services in New York and New England. The new energy marketing and sales company will operate under the name Conectiv/CNE Energy Services, LLC ("Conectiv/CNE"). In addition to selling energy products, Conectiv/CNE will market a full range of energy-related planning, financial, operational and maintenance services to commercial, industrial and municipal customers located in New York and New England. This alliance replaces the joint venture between CNE Energy and Louis Dreyfus Energy Corp. which was terminated on August 31, 1997.
         In October 1996, the Company formed another nonutility subsidiary, CNE Venture-Tech, Inc. ("CNE Venture-Tech"). CNE Venture-Tech focuses on investing in technology companies and participating in ventures with technology partners serving the utility industry. In August 1997, CNE Venture-Tech made an initial investment in the Nth Power Technologies Fund I ("Nth Power") as a limited partner. Nth Power's venture capital fund invests in companies that produce or market technologically advanced, innovative energy-related products. Participation in the fund may provide business opportunities to its limited partners.

Accounting for the Effects of Regulation
         Southern prepares its financial statements in accordance with the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"), which requires a cost-based, rate-regulated enterprise such as Southern to reflect the impact of regulatory decisions in its financial statements. The DPUC's actions through the ratemaking process can create regulatory assets in which costs are allowed for ratemaking purposes in a period other than the period in which the costs would be charged to expense if the reporting entity were unregulated.
         In the application of SFAS 71, Southern follows accounting policies that reflect the impact of the rate treatment of certain events or transactions. The most significant of these policies include the recording of deferred gas costs, deferred conservation costs, deferred hardship heating customer accounts receivable arrearages, deferred environmental evaluation costs and an unfunded deferred income tax liability, with a corresponding unrecovered asset, to account for temporary differences previously flowed through to ratepayers.
         Southern had net regulatory assets as of September 30, 1997 and 1996 of $63,606 and $59,281, respectively. These amounts are included in deferred charges and other assets and deferred credits in the consolidated balance sheets and are solely due to the application of the provisions of SFAS 71.
         Effective April 1, 1996, the DPUC deregulated the sale of natural gas to firm commercial and industrial customers by giving these customers an option to purchase natural gas from independent brokers or marketers. Commercial and industrial customers electing to purchase natural gas in this manner pay a DPUC-approved firm transportation rate to the local gas distribution company ("LDCs") for the use of its distribution system.
         Southern is one of three Connecticut LDCs whose firm transportation rates are designed to provide the same margins earned from bundled services. Because the new rates are margin neutral, there has not been any impact upon Southern's ability to recover deferred costs through cost-based rate regulation. Firm transportation rates have eliminated only the gas cost component of the rates previously charged to these customers. The Company has not experienced any adverse impact on its earnings or results of operations from this change in rate structure. Additionally, the DPUC's initiatives for competition have not been directed toward services for certain groups of customers, including service to residential classes, which represent the majority of Southern's total throughput and gross margin.
         Management believes that Southern continues to meet the requirements of SFAS 71 because Southern's rates for regulated services provided to its customers are subject to DPUC approval; are designed to recover Southern's costs of providing regulated services and continue to be subject to cost-of-service based rate regulation by the DPUC.

Utility Revenues
         The primary source of the Company's revenue is derived from Southern's retail distribution of natural gas. Southern's service area spans twenty-two Connecticut towns from Westport to Old Saybrook, including the urban communities of Bridgeport and New Haven. Southern bills its customers on a cycle basis throughout each month and accrues revenues related to volumes of gas consumed by customers, but not billed at month end. The accrual of unbilled revenues is recorded net of related gas costs and accrued expenses.

Purchased Gas Costs
         Southern's firm sales rates include a Purchased Gas Adjustment clause ("PGA") under which purchased gas costs above or below base rate levels are charged or credited to customers. As prescribed by the DPUC, most differences between Southern's actual purchased gas costs and the current cost recovery are deferred for future recovery or refund through the PGA.

Conservation Adjustment Mechanism
         In a Decision dated August 23, 1995, the DPUC provided the Connecticut LDCs with guidelines by which conservation-related expenditures not included in current rates charged would be evaluated by the DPUC for recovery through a Conservation Adjustment Mechanism ("CAM"). Based upon a DPUC review of Southern's monthly PGA filing in January 1996, Southern is allowed to include as part of its monthly PGA a separate CAM factor to recover these deferred charges.

Weather Normalization Adjustment
         Southern's firm rates include a Weather Normalization Adjustment ("WNA") under which the non-gas portion of these rates is charged or credited monthly to reflect deviations from normal temperatures. The WNA was implemented in January 1994 and operates for ten months of the year (September through June).

Federal Income Taxes
         In accordance with the requirements of the DPUC, the Economic Recovery Tax Act of 1981 and subsequent amendments to the Internal Revenue Code ("IRC"), income tax reductions to Southern resulting from such items as liberalized depreciation on 1981 to 1997 plant additions and investment tax credits on 1981 to 1986 plant additions are deferred and amortized to income over the useful lives of the related assets. Prior to 1981, Southern had treated the differences between tax and book depreciation on plant and equipment as adjustments to tax provisions ("flow-through method") and utilized the flow-through method on depreciation of pre-1981 assets. With specific permission from the DPUC, Southern also provides deferred federal income taxes for certain items, such as unrecovered purchased gas costs, that are reported in different time periods for tax purposes and financial reporting purposes.
         In February 1992, the Financial Accounting Standards
Board ("FASB") issued Statement of Financial Accounting Standards
No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 establishes financial accounting and reporting standards for deferred income taxes using an asset and liability approach. SFAS 109 requires, among other things, the recognition of the effect on deferred taxes of enacted tax rate and law changes in the year in which they occur.
         The Company adopted SFAS 109 on October 1, 1993 and has adjusted deferred tax balances to reflect the differences between the tax and financial statement basis of all assets and liabilities, regardless of whether deferred taxes had been previously provided. Deferred tax liabilities have been reduced to the extent they had been previously provided at federal statutory rates in excess of the rates in effect on the effective date of adoption. In accordance with SFAS 71, as of September 30, 1997 and 1996, the Company had a deferred tax liability and corresponding regulatory asset of approximately $42,929 and $41,435, respectively, due to the adoption of SFAS 109. The effect of the adoption of SFAS 109 on net income is not material since this adjustment will be recognized in income in future periods as the temporary differences reverse.

Net Income per Share
         Net income per share is computed based upon the weighted average number of common shares outstanding during each year.

Utility Plant
         Utility plant is stated at original cost. The costs of additions and major replacements of retired units are capitalized. Costs include labor, direct material and certain indirect charges such as engineering and supervision. Replacement of minor items of property and the cost of maintenance and repairs are included in maintenance expense. For normal retirements, the original cost of property, together with removal cost, less salvage value, is charged to accumulated depreciation when the property is retired and removed from service.

Depreciation
         For financial accounting purposes, depreciation of utility plant is computed using the composite straightline rates prescribed by the DPUC. The annual composite rate allowed for book depreciation for Southern is 4.15% for all years presented. Depreciation of transportation and power-operated equipment is computed separately and based on their estimated useful lives. For federal income tax purposes, the Company computes depreciation using accelerated methods.

Inventories
         Inventories are stated at the lower of cost or market, cost generally being determined on the basis of the average cost method. Inventories consist primarily of fuel stock and smaller amounts of materials, supplies and appliances.

Deferred Charges and Other Assets
         Deferred charges and other assets include amounts related to the following:

As of September 30,                                          1997          1996
-------------------------------------------------------------------------------
Conservation costs                                       $  4,881      $  3,954
Energy assistance funding shortfall                           882         1,502
Environmental evaluation costs                                718           915
Gas holder costs                                              308           554
Hardship heating customer accounts receivable arrearages   13,439        11,753
Hardship heating customer assistance grant program            634            --
Investment in energy ventures                               3,418         1,960
Nonqualified benefit plans                                  2,302         1,160
Prepaid pension and postretirement medical contributions   13,228        11,395
Other                                                       2,479         2,023
-------------------------------------------------------------------------------
                                                          $42,289       $35,216
-------------------------------------------------------------------------------

         Southern has been allowed to recover various deferred charges in rates over periods ranging from three to five years in accordance with the DPUC's Decision in Southern's latest rate case.

Deferred Credits
         Deferred credits include amounts related to the following:

As of September 30,                                          1997          1996
-------------------------------------------------------------------------------
Economic development initiatives                           $1,339        $  675
Insurance reserves                                          1,122           722
Interruptible margin sharing                                  877           556
Nonqualified benefit plans                                  2,961         2,574
Other                                                       1,519           946
-------------------------------------------------------------------------------
                                                           $7,818        $5,473
-------------------------------------------------------------------------------

Stock-Based Compensation Plan
         The Company applies the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to its restricted stock award plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by
SFAS 123.

Statement of Cash Flows
         For purposes of reporting cash flows, short-term investments having maturities of three months or less are considered to be cash equivalents.

Recent Accounting Developments
         In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which will be effective for the interim period ending December 31, 1997. This statement establishes standards for the computation and presentation of earnings per share ("EPS") by all entities with publicly held common stock or potential common stock. The statement replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The adoption of SFAS 128 is required by October 1, 1997, and the Company intends to adopt this statement prospectively. The impact of this standard is not expected to have a material effect on the Company's reported EPS.

Note 2 -- Provision for Income Taxes
         Effective October 1, 1993, the Company adopted SFAS 109 and recorded a regulatory asset of $33,943 related to the cumulative amount of income taxes to account for temporary differences previously flowed through to ratepayers. In addition, the Company has a deferred tax liability of $2,976 related to future tax benefits to be flowed back to ratepayers associated with unamortized investment tax credits and decreases in both federal and state statutory tax rates. Both the regulatory asset and liability are recognized over the regulatory lives of the related taxable bases concurrent with the realization in rates.
         The provision for income taxes includes the following:

Years ended September 30,                         1997        1996        1995
------------------------------------------------------------------------------
Taxes currently payable-- federal               $4,220      $5,463      $3,817
Taxes currently payable-- state                  1,232       1,669       1,535
------------------------------------------------------------------------------
                                                $5,452      $7,132      $5,352
Deferred taxes-- federal                         3,483         474       2,084
------------------------------------------------------------------------------
Total income tax provision                      $8,935      $7,606      $7,436
------------------------------------------------------------------------------

         Sources and tax effects of items which gave rise to deferred taxes are as follows:

Years ended September 30,                         1997        1996        1995
------------------------------------------------------------------------------
Amortization of deferred investment tax credits $ (292)     $ (292)     $ (292)
Unrecovered purchased gas costs                  2,180      (1,288)       (542)
Depreciation                                     1,775       1,817       1,956
Minimum tax credits                                 --         439       1,024
Other                                             (180)       (202)        (62)
------------------------------------------------------------------------------
                                                $3,483      $  474      $2,084
------------------------------------------------------------------------------

         The following table reconciles the income tax provision calculated using the federal statutory tax rate to the book provision for federal and state income taxes:

Years ended September 30,                         1997        1996        1995
------------------------------------------------------------------------------
Statutory federal tax rate                         35%         35%         35%
Depreciation differences                            3           4           3
Allowance for doubtful accounts,
   including amounts forgiven and deferred         (1)         (3)          1
Investment tax credits                             (1)         (1)         (1)
Cost to retire assets, net of salvage              (1)         (1)         (1)
State taxes, net of federal tax benefit             3           5           5
Pension contribution                               (1)         (3)         (2)
Conservation costs                                 (1)         (4)         (3)
Other, net                                         (1)          1          (2)
-----------------------------------------------------------------------------
Effective tax rate                                 35%          33%        35%
-----------------------------------------------------------------------------

         Deferred income tax liabilities (assets) are composed of the following:

As of September 30,                                      1997             1996
------------------------------------------------------------------------------
Tax effect of temporary differences for:
Depreciation                                          $24,056          $22,281
Regulatory assets -- income taxes                      42,929           41,435
Contributions in aid of construction                     (741)            (715)
Nonqualified benefit plans                               (928)            (793)
Other                                                    (399)             (96)
------------------------------------------------------------------------------
Net deferred income tax liability - long-term         $64,917          $62,112
------------------------------------------------------------------------------

         As of September 30, 1997 and 1996, the balance sheet caption "Federal, state and deferred income taxes" included approximately $1,933 and $(247), respectively, of current deferred federal and state income taxes.

Note 3 -- Long-Term Debt
         Long-term debt outstanding consists of the following:

As of September 30,                                      1997             1996
------------------------------------------------------------------------------
First Mortgage Bonds:
Series L, 8%, due March 1, 1998                      $  4,200         $  4,340
Series T, 10.02%, due September 1, 2003                 2,727            3,182
Series U,  9.70%, due July 31, 2019                     9,800            9,800
Series V,  9.85%, due July 31, 2020                    15,000           15,000
Series W,  8.93% - 9.13%, due November 17, 2031        60,000           60,000
Series X,  7.67%, due December 15, 2012                15,000           15,000
Series Y,  7.08%, due October 1, 2013                  12,000           12,000
------------------------------------------------------------------------------
                                                     $118,727         $119,322
Medium-Term Notes:
Series MTN, 7.50% - 7.95%, due August 3, 2026          20,000           20,000

Less: amounts due within one year                       4,654              595
------------------------------------------------------------------------------
                                                     $134,073         $138,727
------------------------------------------------------------------------------

         Under the provisions of Southern's mortgage bond indenture dated March 1, 1948, as supplemented from time to time, sinking fund payments are required at various dates for Series L and Series T First Mortgage Bonds. Series W
First Mortgage Bonds are due in bullet payments in the years 2021 and 2031, respectively. Series U, V, X and Y are due in single payments in the years 2019, 2020, 2012 and 2013, respectively. Substantially all of the utility plant of Southern is subject to the lien of its mortgage bond indentures. See Note 6, "Common Shareholders' Equity," for dividend restrictions.
         In August 1996, Southern issued and sold $20,000 in secured medium-term notes. These notes have a weighted average rate of 7.84% and a weighted average life of 25 years. They will be redeemed through payments of $5,000 and $15,000 in the years 2006 and 2026, respectively. Proceeds from the sale were principally used to reduce short-term borrowings incurred primarily in connection with Southern's construction program.
         The aggregate annual sinking fund contributions and principal maturities for the five fiscal years subsequent to September 30, 1997 are as follows: 1998 -- $4,654; 1999 -- $455; 2000 -- $454; 2001 -- $455; 2002 -- $455;
total -- $6,473.
         Expenses incurred in connection with long-term borrowings are normally amortized on a straightline method over the respective lives of the issues giving rise thereto.

Note 4 -- Short-Term Borrowings
         The Company follows the practice of borrowing on a short-term basis from banks and through the sale of commercial paper. The following information relates to these borrowings:

As of September 30,                                      1997             1996
------------------------------------------------------------------------------
Bank Loans:
Outstanding                                           $31,400          $19,200
Weighted average interest rate                           6.61%            6.10%

Commercial Paper:
Outstanding                                                --               --
Weighted average interest rate                             --               --
------------------------------------------------------------------------------

         As of September 30, 1997, Connecticut Energy and Southern have lines of credit with a number of banks as detailed below:

                                                           Shared
                                                      Connecticut
                          Connecticut                     Energy/
                               Energy      Southern      Southern        Total
------------------------------------------------------------------------------
Committed Lines                 $5,000      $32,000       $20,000      $57,000
Uncommitted Lines                   --      $10,000       $10,000      $20,000

         As of September 30, 1997, the Company had unused lines of credit of $45,600. In lieu of compensating balances, Southern pays fees for its committed lines of credit which are approximately 1/5 of 1% of the amount of the line of credit. The aggregate annual commitment fees on these lines were $115, $110 and $96 for the years ended September 30, 1997, 1996 and 1995, respectively.

Note 5 -- Redeemable Preferred Stock
         The following table summarizes the shares of preferred stock authorized, issued and outstanding:

As of September 30,                                     1997             1996
-----------------------------------------------------------------------------
The Southern Connecticut Gas Company:
Cumulative preferred stock, $100 par value
Authorized                                           200,000          200,000
Issued and outstanding                                    --               --
-----------------------------------------------------------------------------
Preferred stock, $1 par value
Authorized                                           600,000          600,000
Issued and outstanding                                    --               --
-----------------------------------------------------------------------------
Preference stock, $1 par value
Authorized                                         1,000,000        1,000,000
Issued and outstanding                                    --               --
-----------------------------------------------------------------------------
Connecticut Energy Corporation:
Preference stock, $1 par value
Authorized                                         1,000,000        1,000,000
Issued and outstanding                                    --               --
-----------------------------------------------------------------------------

         Southern's $1 par value preferred stock ranks on a parity as to dividends and payments in liquidation with Southern's $100 par value preferred stock. While the preference stock is preferred as to dividends and payments in liquidation over Southern's common stock, it is subordinate to the other classes of preferred stock.

Note 6 -- Common Shareholders' Equity
         Southern's indentures relating to long-term debt contain restrictions as to the declaration or payment of cash dividends on capital stock and the reacquisition of capital stock. Under the most restrictive of such provisions, $29,633 of Southern's retained earnings as of September 30, 1997 was available for such purposes.
         During the second quarter of fiscal 1997, 52,247 shares of unregistered common stock were issued to five senior officers of the Company pursuant to the Company's 1997 Restricted Stock Award Plan ("Stock Award Plan"). The purpose of the Stock Award Plan is to motivate participants to work toward achieving corporate objectives beneficial to the Company and its shareholders by awarding them shares of common stock which become vested upon achievement of the objectives. The total number of shares that may be issued under the Stock Award Plan may not exceed 300,000. This number is subject to adjustment to prevent the dilution or enlargement of any rights of any participant with respect to his or her stock. Such shares are exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.
         Also during the second quarter of fiscal 1997, the Company established a Non-Employee Director Stock Plan ("Director Stock Plan"). The purpose of the Director Stock Plan is to align the interests of non-employee directors with the Company's shareholders by awarding them shares of common stock. The total number of shares that may be issued under the Director Stock Plan may not exceed 13,000. This number is subject to adjustment to prevent the dilution or enlargement of any rights of any participant with respect to his or her stock. As of September 30, 1997, 900 shares have been issued under the Director
Stock Plan.
         The Company currently issues common stock through the Dividend Reinvestment and Stock Purchase Plan ("DRP") and an employee savings plan ("Target Plan"). The DRP permits shareholders to automatically reinvest their cash dividends or invest optional limited amounts of cash payments in newly issued shares or open market purchases of the Company's common stock. As of September 30, 1997, there were 1,086,056 shares reserved for issuance under the DRP and Target Plan.

Note 7 -- Employee Benefits
Retirement Plans
         Southern maintains two noncontributory pension plans covering substantially all of its employees and employees of certain affiliates. The plan covering salaried employees provides pension benefits based on compensation during the five years before retirement and on years of service. The union plan provides negotiated benefits of stated amounts for each year of service. It is the Company's policy to fund annually the periodic pension cost of its retirement plans subject to the minimum and maximum contribution limitations of the IRC.
         A regulatory adjustment has been made to the net periodic pension cost to reflect the amount of pension cost that is realized through the ratemaking process.
         The Company recorded an additional minimum liability of $797 and $63 as of September 30, 1997 and 1996, respectively, representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension costs. This liability is offset by an intangible asset of $85 and $63 as of September 30, 1997 and 1996, respectively, which represents unrecognized prior service costs; and in 1997, the balance (net of income taxes) was charged to a separate component of shareholders' equity.
         The net periodic pension cost includes the following components:

Years ended September 30,                           1997       1996        1995
-------------------------------------------------------------------------------
Service cost benefit earned during the period   $  2,255    $ 2,179    $  1,868
Interest cost on projected benefit obligation      5,370      4,846       4,686
Actual return on plan assets                     (21,078)    (9,372)    (12,603)
Net amortization and deferral                     14,912      3,959       8,135
-------------------------------------------------------------------------------
Net periodic pension cost                       $  1,459    $ 1,612    $  2,086
Regulatory adjustment                                 58        233         233
-------------------------------------------------------------------------------
Net pension cost                                $  1,517    $ 1,845    $  2,319
-------------------------------------------------------------------------------
Portion capitalized to utility plant            $    357    $   351    $    441
-------------------------------------------------------------------------------

         The following table sets forth the funded status of Southern's pension plans:


As of September 30,                                     1997                              1996
--------------------------------------------------------------------------------------------------------
                                                   Plans Where:                      Plans Where:
                                                  Assets    Accumulated             Assets   Accumulated
                                                  Exceed       Benefits             Exceed      Benefits
                                             Accumulated         Exceed        Accumulated        Exceed
                                                Benefits         Assets           Benefits        Assets
--------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
   Vested benefit obligation                    $(55,770)       $(1,814)           $(50,819)     $  (747)
--------------------------------------------------------------------------------------------------------
   Accumulated benefit obligation               $(61,451)       $(1,965)           $(55,986)     $  (914)
--------------------------------------------------------------------------------------------------------
Actuarial present value of
   projected benefit obligation                 $(70,143)       $(2,527)           $(65,618)     $(1,560)
Plan assets at fair value                         98,207             --              79,526           --
--------------------------------------------------------------------------------------------------------
Projected benefit obligation less than
   (in excess of) plan assets                  $  28,064        $(2,527)           $ 13,908      $(1,560)
Transition obligation                                490             --                 658           --
Prior service cost                                 3,608            250               4,102          273
Unrecognized (gain) loss                         (21,220)         1,109              (8,818)         368
Adjustment required to recognize
   minimum liability                                  --           (797)                 --          (63)
--------------------------------------------------------------------------------------------------------
Prepaid pension cost (liability), net          $  10,942        $(1,965)           $  9,850      $  (982)
--------------------------------------------------------------------------------------------------------

         Key assumptions used in the determination of the projected benefit obligations and the fair value of plan assets were:

                                         1997             1996            1995
------------------------------------------------------------------------------
Discount rate                          7 1/2%           8    %          7 1/4%
Salary increase rate                   4 3/4%           5 3/4%          5 1/4%
Expected rate of return on assets      9 1/2%           9 1/4%          9 1/2%
------------------------------------------------------------------------------

         The majority of the assets of the pension plans is invested in common stock, fixed income securities and balanced mutual funds, with the balance in cash and short-term investments.
         Effective October 1, 1993, Southern established nonqualified pension programs to provide benefits on compensation in excess of the limitations imposed by the IRC and to provide additional retirement income to designated officers.
         Southern maintains a savings plan covering substantially all of its employees and employees of certain affiliates who meet minimum service and age requirements. Employees may elect to contribute to the plan through payroll deductions on either a taxable or a tax-deferred basis as permitted by Section 401(k) of the IRC. Participants receive a matching contribution of 50% of the first 6% of annual compensation and become vested in the matching contribution over a five year period. Benefits are payable upon retirement, death, disability or termination of employment. Amounts expensed under the plan were $782, $808 and $816 for years ended September 30, 1997, 1996 and 1995, respectively.

Postretirement Health Care Benefits
         In addition to providing pension benefits, Southern provides certain health care benefits for its retired employees and retired employees of certain affiliates. Substantially all employees may become eligible for those benefits if they have reached age 55 while working for the Company and have completed at least five years of service. Prior to October 1, 1993, Southern recognized the cost of providing these benefits by expensing $350 annually in excess of paid medical claims in accordance with funding provided by a rate decision in 1990.
         Effective October 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106"), which requires accrual accounting for postretirement benefits during an employee's years of service with Southern. Southern has elected to amortize the transition obligation over twenty years.
In the DPUC's Decision on Southern's latest rate request, Southern was allowed current recovery of SFAS 106 costs through customer base rates which became effective December 9, 1993. The expense of implementing SFAS 106 prior to full recovery in rates, which totaled $367, was deferred and recovered over a three year period, which concluded in December 1996.
         The postretirement benefit cost includes the following components:

Years ended September 30,                                            1997              1996             1995
------------------------------------------------------------------------------------------------------------
Service cost benefit attributed to service during the period      $   354            $  405           $  340
Interest cost on accumulated postretirement benefit obligation      1,223             1,198            1,401
Actual return on plan assets                                       (1,619)             (837)            (594)
Net amortization and deferral                                       1,694             1,037            1,071
------------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                          $ 1,652            $1,803           $2,218
Regulatory adjustment                                                  31               122              122
------------------------------------------------------------------------------------------------------------
Net postretirement benefit cost                                   $ 1,683            $1,925           $2,340
------------------------------------------------------------------------------------------------------------

         In 1990, Southern amended the Pension Plan for Salaried and Certain Other Employees to establish an account within the pension plan trust, as permitted under Section 401(h) of the IRC, to fund a portion of Southern's anticipated future postretirement health care benefits liability with amounts allowed through the ratemaking process. Through the use of the existing trust and the establishment in 1994 of a Voluntary Employees' Beneficiary Association ("VEBA") trust as permitted under Section 501(c)(9) of the IRC, Southern plans to fund its full postretirement benefit expense under SFAS 106.
         The majority of the assets of the VEBA trust is invested in a diversified fund consisting of common stock and fixed income securities, with the balance in cash and short-term investments.
         The following table reconciles the funded status of the plan with the amounts recognized in the consolidated balance sheets:

As of September 30,                                      1997             1996
------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees                                          $ (9,148)        $ (8,796)
   Fully eligible active plan participants             (2,028)          (2,174)
   Other active plan participants                      (5,451)          (4,865)
------------------------------------------------------------------------------
Total accumulated postretirement benefit obligation  $(16,627)        $(15,835)
Plan assets at fair value                               7,988            5,372
------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
   (in excess of) less than plan assets              $ (8,639)        $(10,463)
Unamortized transition obligation                      12,285           13,053
Unrecognized (gain) loss                               (4,442)          (3,811)
------------------------------------------------------------------------------
(Accrued) prepaid postretirement benefit obligation  $   (796)        $ (1,221)
------------------------------------------------------------------------------

         The expected long-term rate of return on plan assets is 9 1/2%. The assumed initial health care cost trend rates used to measure the expected cost of benefits are 8% for pre-age 65 claims and 7% for post-age 65 claims. The rates decline to 4 1/2% by the years 2004 and 2002, respectively. The weighted average discount rate used to measure the accumulated postretirement benefit obligation is 7 1/2%. A one percentage point change in the assumed health care cost trend rate would change the service cost and interest cost components of the net periodic postretirement benefit cost by approximately $6 and $44, respectively, and would change the accumulated postretirement health care benefit obligation by approximately $591.

Note 8 -- Leases
         Total rental expense was $2,830, $3,035 and $3,074 for the years ended September 30, 1997, 1996 and 1995, respectively. Southern's approximate aggregate minimum rental commitments (exclusive of taxes, maintenance, etc.) under noncancelable operating leases for each of the five fiscal years subsequent to September 30, 1997 are as follows:


Years ending September 30,            1998         1999          2000         2001         2002    Thereafter
-------------------------------------------------------------------------------------------------------------
Office space                        $2,136       $2,130        $2,098       $2,087       $2,087       $25,136
LNG plant                              609          608           609          608          609        11,259
Other                                   72           54            --           --           --            --
-------------------------------------------------------------------------------------------------------------
Total commitment                    $2,817       $2,792        $2,707       $2,695       $2,696       $36,395
-------------------------------------------------------------------------------------------------------------

         In 1995, the liquefied natural gas ("LNG") plant lease agreement was renewed for two consecutive terms of twelve years. The lease contains an option to purchase the plant at a price based on the then fair market sales value of the unit as defined therein.

Note 9 -- Quarterly Financial Data (Unaudited)


                                     Dec. 31,         March 31,          June 30,         Sept. 30,
1997 Quarters ended                      1996              1997              1997              1997
---------------------------------------------------------------------------------------------------
Operating revenues                    $74,873          $106,866           $44,026           $26,243
Gross margin                           34,564            51,130            21,487            12,155
Operating income (loss)                 9,006            17,800             2,461              (378)
Net income (loss)                       5,409            15,211            (1,205)           (2,974)
Net income (loss) per share*             0.60              1.67             (0.13)            (0.32)
---------------------------------------------------------------------------------------------------

                                     Dec. 31,         March 31,          June 30,         Sept. 30,
1996 Quarters ended                      1995              1996              1996              1996
---------------------------------------------------------------------------------------------------
Operating revenues                    $69,775          $120,189           $43,954           $27,175
Gross margin                           32,282            53,423            21,127            12,633
Operating income (loss)                 8,248            18,107             2,737              (428)
Net income (loss)                       5,029            14,635              (684)           (3,815)
Net income (loss) per share              0.57              1.64             (0.08)            (0.42)
---------------------------------------------------------------------------------------------------
*Calculated on the basis of weighted average shares outstanding during the applicable quarter.

Note 10 -- Fair Value of Financial Instruments
         The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and Cash Equivalents
         The carrying amount approximates fair value because of the short-term maturity of those instruments.

Long-term Debt
         The fair value of the Company's long-term debt is estimated based on quoted market prices for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities.
         The estimated fair value of the Company's financial instruments is as follows:

As of September 30,                          1997                   1996
-------------------------------------------------------------------------------
                                   Carrying        Fair    Carrying        Fair
                                     Amount       Value      Amount       Value
-------------------------------------------------------------------------------
Long-term debt
  (including current maturities)  $(138,727)  $(160,196)  $(139,322)  $(150,808)
-------------------------------------------------------------------------------

Note 11 -- Commitments and Contingencies
Environmental Matters
         Southern has identified coal tar residue at three sites in Connecticut resulting from coal gasification operations conducted at those sites by Southern's predecessors from the late 1800s through the first part of this century. Many gas distribution companies throughout the country carried on such gas manufacturing operations during the same period. The coal tar residue is not designated a hazardous material by any federal or Connecticut agency, but some of its constituents are classified as hazardous.
         On April 27, 1992, Southern notified the Connecticut Department of Environmental Protection ("DEP") and the United States Environmental Protection Agency of the presence of coal tar residue at the sites. On November 9, 1994, the DEP informed Southern that it had performed a preliminary review of the information provided to it by Southern and had determined that, based on current priorities and limited staff resources, a comprehensive review of site conditions and subsequent participation by the DEP "are not possible at this time."
         On September 8, 1997, Southern received a letter from the DEP informing it that the three sites had been entered on the Connecticut Inventory of Hazardous Waste Sites. The letter states that the site located on Pine Street in Bridgeport, Connecticut may be of particular interest to the state of Connecticut because of its proximity to the Connecticut Department of Transportation expansion project of the U.S. Highway Route Number 95 Corridor. Placement of the sites on the Inventory of Hazardous Waste Sites means that the DEP may pursue remedial action pursuant to the Connecticut General Statutes.
         Each site is located in an area that permits Southern to voluntarily perform any remedial action. Connecticut law also allows Southern to retain a Licensed Environmental Professional to conduct further environmental assessments and, if necessary, to develop remedial action plans in accordance with Connecticut Remediation Standard Regulations. Southern intends to confer with officials of the DEP and the Department of Transportation to establish priorities in connection with the environmental assessments.
         Management cannot at this time predict the costs of any future site analysis and remediation, if any, nor can it estimate when any such costs, if any, would be incurred. While such future analytical and cleanup costs could possibly be significant, management believes, based upon the provisions of the Partial Settlement in Southern's most recent rate order and regulatory precedent with other LDCs in Connecticut, that Southern will be able to recover these costs through its customer rates. Although the method, timing and extent of any recovery remain uncertain, management currently does not expect that the incurrence of such costs will materially adversely impact the Company's financial condition or results of operations.


Management Responsibility for Financial Statements

         The management of Connecticut Energy Corporation is responsible for the preparation and integrity of the consolidated financial statements and all other financial information included in this annual report. The financial statements were prepared in conformity with generally accepted accounting principles consistently applied and they necessarily include amounts which are based on estimates and judgments made with due consideration to materiality.
         Management maintains a system of internal accounting controls which it believes provides reasonable assurance that Company policies and procedures are complied with, assets are safeguarded and transactions are executed in accordance with appropriate corporate authorization and recorded in a manner which permits management to meet its responsibility for the preparation of financial statements. The Company's system of controls includes the communication and enforcement of written policies and procedures.
         The Audit Committee of the Board of Directors, comprised of non-employee directors, meets periodically and as necessary with management, the internal auditors and Coopers & Lybrand L.L.P. to review audit plans and results and the Company's accounting, financial reporting and internal control practices, procedures and results. Both Coopers & Lybrand L.L.P. and the Company's internal audit department have full and free access to all levels of management.


/s/ Carol A. Forest                                  /s/ Vincent L. Ammann, Jr.
Carol A. Forest                                      Vincent L. Ammann, Jr.
Vice President, Finance,                             Vice President and
Chief Financial Officer and Treasurer                Chief Accounting Officer


Report of Independent Accountants


To the Board of Directors and Shareholders of Connecticut Energy Corporation

         We have audited the accompanying consolidated balance sheets of Connecticut Energy Corporation and its subsidiaries (the Company) as of September 30, 1997 and 1996 and the related consolidated statements of income, changes in common shareholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Connecticut Energy Corporation and its subsidiaries as of September 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.


/s/ Coopers & Lybrand L.L.P.
New York, New York
October 31, 1997


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Connecticut Energy Corporation on Form S-3 (File No. 333-25691) of our report dated October 31, 1997, on our audits of the consolidated financial statements of Connecticut Energy Corporation as of September 30, 1997 and 1996, and for the three years in the period ended September 30, 1997, which report is included in the Form 8-K of Connecticut Energy Corporation dated November 12, 1997. We also consent to the reference to our firm under the caption "Experts".


/s/ Coopers & Lybrand L.L.P.
New York, New York
November 12, 1997


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           CONNECTICUT ENERGY CORPORATION
                                                    (Registrant)


Date: November 12, 1997               By:         /s/Carol A. Forest
      -----------------                   ----------------------------------
                                                     Carol A. Forest
                                             Vice President, Finance, Chief
                                             Financial Officer and Treasurer